Exhibit (e)(3)

BROOKFIELD INVESTMENT FUNDS

SECOND AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 1st day of May, 2024, to the Distribution Agreement, dated as of September 30, 2021 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”) and BROOKFIELD PUBLIC SECURITIES GROUP LLC (f/n/a Brookfield Investment Management Inc.), the investment advisor to the Trust (the “Advisor”), is a party to the Agreement with respect to Section 5 only.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement to remove the Brookfield Real Assets Securities Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with First Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROOKFIELD INVESTMENT FUNDS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Brian F. Hurley	By:	/s/ Teresa Cowan
Name:	Brian F. Hurley	Name:	Teresa Cowan
Title:	President	Title:	President

BROOKFIELD PUBLIC SECURITIES GROUP
LLC (with respect to Section 5 only)

By:	/s/ Brian F. Hurley
Name:	Brian F. Hurley
Title:	General Counsel

Second Amended

Exhibit A to the

Distribution Agreement

Fund Names

Separate Series of BROOKFIELD INVESTMENT FUNDS

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield Global Renewables & Sustainable Infrastructure Fund

Center Coast Brookfield Midstream Focus Fund

Oaktree Emerging Markets Equity Fund